Filed Pursuant to Rule 433
Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Technology Basket due July 1, 2027

Term Sheet to Preliminary Pricing Supplement dated June 2, 2025

Summary of Terms

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	An approximately equally weighted basket (the “Basket”) comprised of the common stock of Amazon.com, Inc. (33.34%) (the “AMZN”), the common stock of NVIDIA Corporation (33.33%) (the “NVDA”) and the common stock of Microsoft Corporation (33.33%) (the “MSFT”) (each, a “Basket Component”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	June 27, 2025
Issue Date*	July 2, 2025
Calculation Day*	June 28, 2027
Stated Maturity Date*	July 1, 2027
Maturity Payment Amount (per security)

• if the Ending Level is greater than the Starting Level, $1,000 plus the lesser of: (i) $1,000 × Basket Return × Upside Participation Rate; and (ii) the Maximum Return;

• if the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level:

$1,000; or

• if the Ending Level is less than the Threshold Level:

$1,000 + [$1,000 × (Basket Return + Buffer Amount)]

Maximum Return	At least 31.60% of the face amount (at least $316.00 per security), to be determined on the Pricing Date
Upside Participation Rate	125%
Buffer Amount	15%
Threshold Level	85.00% of the Starting Level
Basket Return	(Ending Level – Starting Level) / Starting Level
Starting Level	100
Ending Level	The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the Component Return of the AMZN, (B) 33.33% of the Component Return of the NVDA and (C) 33.33% of the Component Return of the MSFT.
Component Return

The “Component Return” of a Basket Component will be equal to:

Final Component Price– Initial Component Price

Initial Component Price

where,

•  the “Initial Component Price” will be the Stock Closing Price of such Basket Component on the Pricing Date; and

•  the “Final Component Price” will be the Stock Closing Price of such Basket Component on the Calculation Day.

Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607XXR3 / US13607XXR33
Material Tax Consequences	See the preliminary pricing supplement

*Subject to change

Hypothetical Payout Profile**

**assumes a Maximum Return equal to the lowest possible Maximum Return that will be determined on the Pricing Date

If the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of 15% and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $932.20 per security but less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465925055317/tm2513758d53_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-8 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, and the “Risk Factors” section in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•         If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

•        Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Basket Components.

•         No Periodic Interest Will Be Paid On The Securities.

•         Changes In The Prices Of The Basket Components May Offset Each Other.

•         The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•        The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•         Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•        Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•         Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•         The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•        The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•         The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Basket Components

•         The Basket Components Are Concentrated In One Sector, And Adverse Conditions In The Technology Sector May Reduce Your Return On The Securities.

•         You Have Limited Anti-dilution Protection.

•        The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

Risks Relating To Conflicts Of Interest

•         We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•         Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•         The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•         There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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